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                                                                   EXHIBIT - 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (hereinafter "Agreement"), is entered into as of June ___, 2003 (the "Effective Date'), by and between Auspex Systems, Inc., a Chapter 11 debtor in possession, United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court"), Case No. 03-52596-mm11 (hereinafter "Seller"), and Network Appliance, Inc., a Delaware corporation (hereinafter "Purchaser").

         Whereas Seller is the owner of full right and title (both legal and equitable) to certain inventions, patents, and applications, defined herein as "Seller Patents"; and

         Whereas Purchaser is desirous of acquiring the entire domestic and foreign right title and interest in and to such Seller Patents.

         Now, therefore, Seller and Purchaser hereby covenant and agree as follows:

1. DEFINITIONS

   1.1. "Seller Patents" shall mean those patents and applications identified as such in Exhibit A, and (i) all U.S. and foreign patents and patent applications that claim priority to such identified patents and applications and all U.S. and foreign patents and applications to which such identified patents and applications relate or claim priority, (ii) any continuations, continuations-in-part, divisions, reissue applications, extensions, Patent Cooperation Treaty applications, or derivatives of any of the foregoing, both foreign and domestic and (iii) all patentable inventions in the U.S. and every foreign country, described or embodied in any of the foregoing.

   1.2. "Prosecution History Files" shall mean all files, documents and tangible things, as those terms have been interpreted pursuant to Federal Rule of Civil Procedure 34, constituting, comprising or relating to investigation, evaluation, prosecution, filing and registration of the Seller Patents, and specifically includes e-mail messages and other electronic or computer stored or generated data.

2. TRANSFER OF RIGHTS

   2.1. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to assign and transfer to Purchaser and its representatives, successors and assigns its full and exclusive right, title and interest in and to all Seller Patents. Seller also hereby agrees to assign and transfer to Purchaser and its representatives, successors and assigns their full and exclusive right, title and interest in and to all protectable (e.g., as by patenting) inventions, in the U.S. and every foreign country, described or embodied in the Seller Patents.

   2.2. Seller hereby agrees to assign and transfer to Purchaser and its representatives, successors and assigns the full and exclusive right to sue upon and otherwise enforce the Seller Patents and to recover all past damages and other potential relief arising from infringement of the Seller Patents assigned by this Agreement.

   2.3. The closing (the "Closing") of the assignment and transfer of the Seller Patents and other assets described in Section 2.1 and 2.2 (the "Purchased Assets") shall take place on the second business day following the satisfaction of the conditions set forth in Sections 2.4

                                       1.

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            through 2.7 and Section 5.19 of this Agreement or at such other place and time as Seller and Purchaser may mutually agree.

   2.4. For the purpose of recordation and in accordance with the transfers herein, at the Closing, Seller shall execute the assignment document attached as Exhibit B listing the Seller Patents. Upon the written request of the Buyer and without additional charge or at the Buyer's expense, the Seller shall execute and deliver to the Buyer all such additional instruments of transfer, conveyance, endorsement and assignment (in a form satisfactory to the Buyer) as shall be necessary to transfer (or perfect or record the transfer of) the Seller Patents to Buyer including separate assignments for each Seller Patent.

   2.5. Effective upon the Closing, Seller authorizes and requests the Commissioner of Patents to issue U.S. patents to Purchaser, its representatives, successors and assigns relating to the inventions and applications conveyed by this Agreement.

   2.6. Effective upon the Closing, Seller conveys to Purchaser, its representatives, successors and assigns, the right to make applications on their own behalf for protection of the inventions conveyed herein in the U.S. and foreign countries and to claim, under United States law, the Patent Cooperation Treaty, the International Convention and/or other international arrangements for any such application, priority to any earlier application or patent.

   2.7. Within 30 days of the Closing, Seller shall i) provide a complete and accurate docket identifying the relevant dates when any action or response is due within the next six (6) months in any US and foreign patent offices with respect to the Seller Patents, and ii) transfer, at Purchaser's expense, all Prosecution History Files and related files maintained by Seller outside counsel and in-house counsel for the Seller Patents to Purchaser.

3. NO IMPLIED OR EXPRESS LICENSES

   3.1. Except for the Limited Use License (as defined below) set forth as Exhibit C hereto, Purchaser does not grant to Seller or any other entity any implied or express licenses or rights whatsoever under this Agreement. Purchaser does not grant to Seller or any other entity any implied or express licenses or rights with respect to any patents other than the Seller Patents. No licenses or rights are granted to Seller or any other entity regarding subject matter not invented by employees, contractors or other agents of Seller.

4. PAYMENT

   4.1. As consideration for the assignment of the Seller Patents and other rights granted by Seller herein, Purchaser shall pay to Seller on or prior to the Closing, the total sum of eight million nine hundred seventy-five thousand U.S. Dollars ($8,975,000) (hereinafter referred to as the "Purchase Price"). The assignment and license provisions set forth herein are contingent upon the payment of the Purchase Price to Seller on or prior to Closing.

                                       2.

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   4.2.     Payment under Paragraph 4.1 shall be made by electronic funds transfer. Such payment shall be deemed to be made on the date credited to the following account:

                  Pay to:                City National Bank
                                         150 California Street
                                         San Francisco, CA 94111

                  Routing & Transit #:   1220-1606-6
                  For Credit Of:         Cooley Godward LLP FBO Auspex Systems,
                                         Inc.

                  Credit Account #:      432-654869

            (Clearly indicate the originator (Purchaser's Name) and the beneficiary (Auspex Systems, Inc.)

5. COVENANTS AND OTHER PROVISIONS

   5.1. Seller represents and warrants that (a) it has the right to assign the Purchased Assets, and (b) it is conveying through this Agreement its undivided right, title and interest in and to the Purchased Assets and that, to its knowledge, no other party has any claim of ownership to the Purchased Assets, except as explicitly provided for herein.

   5.2. Seller represents and warrants that no agreements with third parties under any of the Seller Patents prevent Seller from entering into this Agreement. Seller further represents and warrants that no entities have licenses or rights under 11 U.S.C. Section 365(n) with respect to the Seller Patents.

   5.3. Seller represents and warrants that, to its knowledge it has not taken, and will not take, any action materially adversely affecting the validity, enforceability, or issuance of the Seller Patents.

   5.4. Seller represents and warrants that, to its knowledge, all of the domestic patent applications listed in Exhibit A are pending in the United States Patent and Trademark Office and that none of such applications have been abandoned.

   5.5. Seller represents and warrants that except as set forth on Schedule 5.5, no procedures are necessary and no payment of filing, examination or maintenance fees are required to be paid on or prior to July 30, 2003 with respect to any issued patents or pending patent applications included in the Seller Patents to maintain their compliance with formal legal requirements for filing, issuance and maintenance.

   5.6. Seller represents and warrants that none of the Seller Patents set forth on Exhibit A is involved in any interference or opposition proceeding, and to Seller's, knowledge, no such proceeding is being threatened with respect to any such Seller Patents.

   5.7. Seller represents and warrants that subject to appropriate order of the Bankruptcy Court, it is able to convey the Seller Patents free and clear of any liens, encumbrances, security interests, or other claims to the fullest extent of the Bankruptcy Court's authority to so order, except for the Limited Use License noted in this Agreement.

                                       3.

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   5.8.     Seller shall pay all transfer taxes imposed on the sale of the
            Purchased Assets, including all sales, gross receipts, excise and gross income taxes.

   5.9. Subject to the authority and jurisdiction of the Bankruptcy Court and except as is consistent with the applicable orders of the Bankruptcy Court with respect to the procedures relating to the sale of its assets, Seller covenants and agrees that it shall not execute any writing or do any act whatsoever conflicting with the terms of this Agreement, and that, following the Closing, Seller will at any time upon request, without further or additional consideration, but at the expense of Purchaser, execute such additional assignments or other writings and perform such additional acts as Purchaser may deem reasonably necessary to perfect Purchaser's ownership of the Purchased Assets. Seller further covenants and agrees, at Purchaser's expense, to render all reasonably necessary assistance following the Closing in making application for, prosecuting in any patent office internationally, and obtaining original, continuation, continuation-in-part, divisional, reissued, reexamined, and National phase patents of the U.S. or of any and all foreign countries on the inventions assigned herein, and in enforcing any rights or choses in action accruing as a result of the rights assigned herein, and by executing statements and other affidavits, it being understood that the foregoing covenant and agreement shall bind, and inure to the benefit of, the assigns and representatives of all parties hereto.

   5.10. At the Closing, Purchaser agrees to execute and deliver to such party as may be designated by Seller, a limited use license in the form set forth as Exhibit C (the "Limited Use License").

   5.11. This Agreement and all matters relating to this Agreement shall be construed and controlled by the laws of the State of California. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated by the parties to this Agreement, the venue therefore will be the Bankruptcy court. Purchaser and Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the Bankruptcy Court.

   5.12. Except as otherwise provided in the Agreement, the parties shall pay their respective expenses incurred in connection with the preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.

   5.13. All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given on the day they are (i) deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested; or (ii) sent by air express courier, charges prepaid, and addressed as follows:

         5.13.1. If to Purchaser: Network Appliance, Inc., 495 East Java Drive, Sunnyvale, CA 94089 Attention: Gary Ross, Esq.

                                       4.

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         5.13.2. If to Seller: Auspex Systems, Inc., c/o J. Michael Kelly,
                 Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111.

         5.13.3. A copy to Daren Brinkman, Esq., 4333 Park Terrace St., Suite 205, Westlake Village, CA 91361.

         5.13.4. Such addresses may be changed, from time to time, by means of a written notice delivered by the party seeking to change such address in the manner provided for in this paragraph.

   5.14. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

   5.15. This Agreement may be terminated only by mutual consent of the parties or by either party upon approval by the Bankruptcy Court of a transaction or series of transactions involving a sale, transfer or assignment of all or substantially all the Purchased Assets to a party other than Purchaser. In the event that this Agreement shall be terminated pursuant to this Section 5.15, all further obligations of the parties under this Agreement shall terminate without further liability or obligation of any party hereunder; provided, that the parties will remain bound by the provisions of that certain confidentiality agreement dated May 8, 2003 by and between the parties.

   5.16. The invalidity or unenforceability of any term or provision of this Agreement or the application of such term or provision to any person or circumstance shall not impair or affect the remainder of this Agreement or its application to other persons and circumstances, and the remaining terms and provisions shall remain in full force and effect.

   5.17. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, among the undersigned with respect to the subject matter hereof.

   5.18. None of Seller's representations, warranties and pre-closing covenants contained in this Agreement or in any other agreement, document or certificate delivered pursuant to this Agreement shall survive the Closing. Notwithstanding any provision hereof to the contrary, Seller's undertakings set forth in the second sentence of
            Section 2.4, Section 2.7(iii), Section 5.8, and Section 5.9 shall continue in full force and effect following the Closing. Neither Seller nor any of its officers, directors, representatives, employees, advisors or agents shall have any liability to Purchaser or any other party after the Closing for any breach thereof.

   5.19. The Closing and the transactions contemplated herein are and shall be contingent upon (i) the issuance by the Bankruptcy Court of an order, in a form reasonably satisfactory to Purchaser, approving the transactions provided for herein free and clear of liens and encumbrances to the fullest extent of the Bankruptcy Court's authority to so order (the "Sale Order"); (ii) execution and delivery of the documents and other instruments required to be delivered by Purchaser and Seller on or prior to Closing pursuant to this Agreement; and (iii) receipt by Seller of the Purchase Price. The Sale Order shall contain, among other things, a finding that the sale of the Purchased Assets to Purchaser is in good faith within the meaning of Bankruptcy Code Section 363(m).

                                       5.

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         In witness whereof, the parties hereto have caused this agreement to be made and executed by duly authorized officers as of the dates indicated below.

Agreed to:                                  Agreed to:

AUSPEX SYSTEMS, INC.                        NETWORK APPLIANCE, INC.

By:__________________________               By:__________________________

Name:________________________               Name:________________________

Title:_______________________               Title:_______________________

Date:________________________               Date:________________________

                                       6.